Exhibit 10.1

August 23, 2024

Mr. Lyle Tick

Dear Mr. Tick:

Welcome to BJ’s Restaurants, Inc. (the “Company” or “BJ’s”). We are delighted to extend you the offer to join BJ’s as its President and Chief Concept Officer. Your offer is contingent upon the results of a background investigation and your acceptance of these terms.

We expect you to begin work on Monday, September 9, 2024, and in any event no later than September 30, 2024, unless mutually agreed-upon otherwise (“Effective Date”) at 9:00 a.m. at the Company Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, CA 92647. Please bring documentation necessary to complete your Form I-9.

The below (this “Agreement”) summarizes the terms of your agreement with the Company with respect to your service.

1.                   Duties. The Company will employ you as its President and Chief Concept Officer. In this capacity, you will perform such duties consistent with such position as the Company, in the exercise of its sole discretion, deems appropriate for that position. You will report to the Company’s Chief Executive Officer. In the event the Board elects, in its sole discretion, to appoint you as Chief Executive Officer in the future, you will report to the Board of Directors of the Company (the “Board”). Additionally, you also understand that you will be an “executive officer” and a “named executive officer” of the Company as each term is defined by the regulations of the Securities and Exchange Commission and all other applicable laws, regulations and company policies. Subject at all times to any fiduciary duties of the Board to the Company and its shareholders, in the event that you are appointed as the Company’s Chief Executive Officer and for so long as you remain in such position, the Company and the Board shall take reasonable action within their control to cause you (i) to be appointed as a member of the Board promptly following any appointment of you as Chief Executive Officer, (ii) to be nominated for election to the Board at each annual meeting of Shareholders and, if elected, (iii) to remain on the Board.

2.                   Employment Location. The principal location of your employment will be at the Company’s Restaurant Support Center in Huntington Beach, California. In addition, you understand that you will be required to travel to the Company’s restaurant locations and to investor and/or analyst meetings in order to perform certain aspects of your position.

3.                   Salary. You will receive a bi-weekly gross salary of $23,076.92 which annualizes to a yearly salary of $600,000.00, payable in accordance with the Company’s payroll policies, as such policies may change from time to time (the “Salary”). Your compensation is subject to annual increase at the discretion of the Board and modification during your employment in accordance with the Company’s practices, policies and procedures. In the event that you are appointed as Chief Executive Officer of the Company, your Salary will increase to $800,000 per year, prorated for that year, effective the date of promotion.

4.                   Relocation Expenses. You are expected to relocate to Southern California and provide your services based out of the Company’s headquarters in Huntington Beach, California. Your relocation expenses will be covered by the Company in accordance with BJ’s Relocation Policy and Guidelines, which includes a full pack, van line move, unpack, shipping of automobiles, and two (2) house hunting trips (with your spouse). The Company will provide a temporary housing allowance of $7,500 per month until the earlier of your appointment as Chief Executive Officer, your Separation from Services (as defined below), or December 31, 2025. In order to facilitate the relocation of your family, the Company will reimburse you for reasonable travel between your pre-Effective Date residence and Orange County, California until June 30, 2025.

5.                   Annual Bonus Opportunity. As President and Chief Concept Officer, commencing with the 2025 compensation year and for each year of the term of your employment, you will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual cash incentive opportunity (the “Annual Bonus”) of no less than 70% of your then-current Salary (subject to increase at the discretion of the Board). In the event you are appointed as Chief Executive Officer, your annual cash incentive opportunity will increase to at least 100% of your then-current Salary, prorated for the months in which you are in that position during the year. Any earned cash incentive opportunity is generally be paid by mid-March of the year following the compensation year in question in accordance with the provisions of the AIP. You must be employed and in good standing as of the payment date to receive any cash incentive for the preceding compensation year. Except as otherwise specifically provided in Section 12(b) of this Agreement, in the event of termination or resignation prior to receipt of any cash incentive, you will not be entitled to, or be considered eligible to, receive any prorated cash bonus under the AIP.

6.                   Signing Bonus and Initial Equity Award. You will receive a signing bonus of $200,000 payable in accordance with the Company’s payroll policies on the second pay date following your full-time start of employment. In addition, subject to applicable securities laws, a recommendation will be made to the Compensation Committee of the Company’s Board of Directors to grant you an equity award pursuant to the Company’s 2024 Equity Incentive Plan (together with any successor equity incentive plan that may be adopted by the Company, the “Equity Plan”) that will be valued at $600,000 (the “New Hire Grant”). Your New Hire Grant will be made on October 15, 2024. You will receive this award in the form of 50% in non-qualified options (NQ options) to purchase the Company’s common stock and 50% in restricted stock units (RSUs). The number of NQ option shares under the award will be determined with the estimated “fair value” of a NQ option calculated using the Black-Scholes option pricing model on the grant date of the award. For example, if the “fair value” of a NQ option for the Company’s common stock is $20.00 on the grant date, then you would be awarded options to purchase 15,000 shares of the Company’s common stock ($300,000 / $20.00). The actual “fair value” calculation on the grant date of your award may be higher or lower than this example. The number of RSU shares will be determined using the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date of the award or the most recent trading day when grants take place on market holidays. Vesting for the New Hire Grant, regardless of whether it is NQ options or RSUs, will be 33.33% annually, beginning with the first anniversary of their grant date, over a total of three (3) years.

7.                   Annual Equity Award. During the term of your employment, you will also be eligible for additional grants of equity awards from time to time at the discretion of the Compensation Committee of the Board. Annual equity grants are typically made on or around January 15 of each year, with the amount and mix of such grants for all executive officers being determined by the Compensation Committee of the Board in accordance with policies approved by the Board consistent with past practices. Currently, annual awards are granted in the form of (1) 1/3 in RSUs; (2) 1/3 in NQ options to purchase the Company’s common stock, and (3) 1/3 in performance share units (PSUs) based on achievement of metrics specified at the beginning of the performance period. Vesting of the NQ options and RSUs will be 33.33% annually, beginning with the first anniversary of their grant date, over a total of three (3) years, and vesting of any of the PSUs will be at the conclusion of the three-year performance period, based on the achievement of the metrics established by the Compensation Committee. You will receive a $600,000 annual equity grant in January 2025, at the same time as other 2025 annual equity grants are made to the Company’s executive officers; provided, however, in the event you are promoted to Chief Executive Officer on or prior to January 15, 2025, your 2025 annual equity grant will be $1,000,000. In the event that you are promoted to Chief Executive Officer after January 15, 2025 and before December 31, 2025, you will receive a supplemental equity grant of $400,000 (consisting of one-half NQ options and one-half RSUs) vesting over three years following the grant date in the same manner as the annual grants. While the Company currently intends to offer annual equity grants in years beyond 2025, the continued offering of such grants and the amount and form of the equity will be at the sole discretion of the Company’s Board of Directors.

8.                   Other Benefits. Following 30 days from your Effective Date, you will be entitled to enroll in any benefit plan that the Company may offer to its team members from time to time, according to the terms of such plan, including, but not limited to, the Company ’s health insurance program, which will become effective the first of the month after enrollment. The Company will reimburse you for the cost of COBRA for up to 60 days during the waiting period before you are entitled to enroll in the Company’s medical insurance plan. Nothing contained in this offer letter shall affect the right of the Company to terminate or modify any such plan, or other benefit, in whole or in part, at any time and from time to time. In addition, you will be reimbursed for your reasonable legal fees incurred in connection with negotiating and drafting this agreement up to a maximum of $15,000.

9.                   Monthly Auto Allowance. You may be provided a company car for your use for Company business purposes or, if no such car is provided, you will receive a monthly non-accountable automobile allowance of $1,500, less applicable withholdings in accordance with the Company’s automobile reimbursement policies. The allowance is intended to cover all costs of using your personal automobile for Company business purposes, including gasoline, mileage, insurance and other automobile expenses. If the Company provides you a Company automobile in accordance with its policies, your monthly automobile allowance will cease as of issuance of the fleet vehicle.

10.               Business Expenses. You will be reimbursed for expenses you incur that are directly related to the Company’s operations and business, pursuant to the provisions of the Company’s business expense reimbursement policy. A Company-provided business credit card, a cell phone and laptop will be issued to you for Company business purposes. You will receive a dining (“red”) card which will cover unlimited BJ’s food purchases (excluding alcohol and tip), and will be subject to the terms of the Company’s Dining Policy.

11.               Paid Absences. The Company does not have a formal paid vacation policy for its officers. Accordingly, officers are expected to use their reasonable judgment and professional discretion when requesting paid time off for any reason, in light of their current work schedules and the Company’s business and operational requirements. Paid absences should be reasonably requested in advance in accordance with Company policies.

12.               Termination With or Without Cause; Resignation for Good Reason.

(a)        Your employment may be terminated by the Company at any time with or without Cause (as defined below) by delivery of written notice of termination to you. Upon any termination of your employment for any reason, you shall automatically be deemed to have resigned all positions as an officer of the Company and any subsidiary of the Company. In addition, unless otherwise requested by the Board, you shall be deemed to have resigned from any position as a director of the Company and any subsidiaries upon termination of your employment for any reason.

(b)        In the event the Company terminates your employment without Cause (for reasons other than your death or disability) on or after the Effective Date or you resign for Good Reason (as defined below), in addition to any accrued but unpaid compensation due to you under applicable law, any earned but unpaid bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment (notwithstanding that your employment may have terminated prior to payment of such compensation), and any Other Benefits (as defined below), you shall be entitled to receive the following (the “Severance Benefits”): (i) continuation of health insurance (or reimbursement of the costs of such continuation) under COBRA for a period equal to the lesser of eighteen (18) months following termination of employment or the maximum continuation coverage period allowed under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); provided, however, that the Company's obligation to pay the costs of continuation health insurance coverage under shall terminate at such time as you are covered under any other group health insurance plan; plus (ii) an aggregate cash payment totaling 100% of your then-current Salary (150% if you are serving as the Company’s Chief Executive Officer at the time of Separation from Service), which amount shall be payable in installments (but no less frequently than monthly) over the twelve (12) month period following the date of termination of employment (18 months if you are serving as the Company’s Chief Executive Officer at the time of Separation from Service) in accordance with the Company's normal payroll practices (the "Periodic Payments"); provided, however, that in the event the Company terminates you without Cause (for reasons other than your death or Disability) or you resign for Good Reason within the period ninety (90) days prior to, or twelve (12) months following, a Change of Control (as defined in the Equity Plan) (a “Change of Control Termination”), the cash payment under this clause (ii) shall be 150% of your then-current Salary (200% if you are serving as the Company’s Chief Executive Officer at the time of the Change of Control); plus (iii) to the extent that you are serving as the Company’s Chief Executive Officer at the time of Separation from Service, a lump sum cash payment equal to (A) the lesser of the prior fiscal year Annual Bonus paid or payable to you or 100% of the target Annual Bonus for the fiscal year of termination, multiplied by (B) a fraction equal to the number of days elapsed in such fiscal year divided by 365 (the "Lump Sum Payment"); provided, however, in the event of a Change of Control Termination while you are serving as the Company’s Chief Executive Officer, the Lump Sum Payment shall equal the lesser of the prior fiscal year Annual Bonus paid or payable to you or 100% of the target Annual Bonus for the fiscal year of the Change of Control; plus (iv) other than with respect to the New Hire Grant (which shall vest in full upon such termination without Cause or for Good Reason), immediate vesting of any equity to the extent such equity would have become vested had you remained in continuous service with the Company for ninety (90) days after the termination of your employment occurred; provided, however, that in the event of a Change of Control Termination and to the extent vesting is not automatically accelerated under the terms of the Plan, you shall be entitled to immediate 100% vesting of any equity, including vesting of any performance-based equity as if 100% of the target performance goals for the fiscal year of termination of employment had been achieved (provided that no such vested option, if any, may be exercised beyond any time-frame permissible under Section 409A of the Code, as defined below). Payment of the Periodic Payments shall commence, and any Lump Sum Payment shall be made, sixty (60) days following the date of your Separation from Service (as defined in below). The Periodic Payments and Lump Sum Payment shall be conditioned expressly upon you executing the Company’s standard form of general release of the Company and its affiliates, which release shall be legally effective on or prior to the 60th day subsequent to your Separation from Service. Notwithstanding anything to the contrary contained in this Agreement, in addition to any rights and remedies available to it under this Agreement or applicable law, the Company shall have the right to immediately terminate payments due under clauses (i), (ii) and (iii) of this Section 12(b) in the event you breach your obligations under Section 15 or 16 of this Agreement. You will not be eligible for the Severance Benefits set forth herein if you resign from your employment with the Company for any reason or voluntarily terminate your employment for reasons other than Good Reason as defined below.

(c)       For the purpose of this Agreement only, “Cause” shall mean:

(i)                 theft, embezzlement, fraud or an act or acts of dishonesty undertaken by you and intended to result, or actually resulting, in material personal gain or enrichment of you or others at the expense of the Company;

(ii)               dishonesty, incompetence or gross negligence in the discharge of your duties that, in any event, is materially injurious to the Company;

(iii)             the conviction or plea of nolo contendere of you of a felony;

(iv)              conduct (including, without limitation, any act of moral turpitude) that (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the reputation, customer relations, operations or the business prospects of the Company or its affiliates, in each case notwithstanding written notice of objection from the Board and the failure of you to substantially cure such harm in the reasonable opinion of the Board within 30 calendar days after such notice is received by you;

(v)                the ongoing and repeated material neglect of, or failure to perform, your duties on a general basis (other than as a result of your physical or mental illness), notwithstanding written notice of objection from the Board and the failure of you to substantially cure any resulting harm in the reasonable opinion of the Board within 30 calendar days after such notice is received by you; this includes a failure to report to work on or before September 30, 2024, unless mutually agreed to;

(vi)              your breach of confidentiality or unauthorized disclosure or use of inside information, recipes, processes, customer, vendor or employee lists, trade secrets or other proprietary information;

(vii)            the violation of any law, rule, or regulation of any governmental authority or breach of the Company Policies (as defined in Section 19) including, without limitation, the Company’s Code of Integrity, Ethics and Conduct and/or any of its anti-harassment and anti- discrimination policies; or

(viii)          the material breach of any terms and conditions of this Agreement by you, which breach has not been substantially cured by you in the reasonable opinion of the Board within 30 days after written notice thereof is received by you from the Company;

provided, however, that the cessation of employment by you shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire non-employee membership of the Board (for the sake of clarity, not including you to the extent that you are serving as a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination for Cause exist under this Agreement, and specifying the particulars thereof in reasonable detail.

For the purpose of this Agreement only, “Good Reason” shall mean:

(i)       any removal of you as President (or, in the alternative, in the event you are appointed Chief Executive Officer, any removal of you as Chief Executive Officer) except in connection with termination of your employment for death, disability, Cause or your voluntary resignation;

(ii)        any (1) involuntary reduction in your Salary below the applicable amounts set forth in Section 3 above, (2) involuntary reduction in your annual bonus opportunity below the applicable minimum set forth in Section 5 above, or (3) involuntary material reduction in your comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law). For the avoidance of doubt, such benefit package shall not be deemed to include awards under the Company's equity incentive compensation plans or cash bonus plans;

(iii)        the assignment to you of duties that represent or constitute a material adverse change in your position, duties, responsibilities and status with the Company;

(iv)        an involuntary material adverse change in your authorities or reporting responsibilities; except in connection with the termination of your employment for Cause, upon your death, or upon your voluntary resignation;

(v)         (1) if you are not named as Chief Executive Officer by January 14, 2026 (other than as a result of your refusal or delay in accepting an offer to serve in such capacity) or (2) if a new Chief Executive Officer other than you is appointed prior to January 14, 2026 (it being understood that the appointment of a new Interim Chief Executive Officer would not constitute Good Reason under this clause (v)(2));

(vi)        any failure by the Company to nominate or seek re-election of you to the Board of Directors while you are serving as Chief Executive Officer, except in connection with termination of your employment for any reason; or

(vi)        the material breach of any terms and conditions of this Agreement by the Company;

provided, however, that a termination shall not be considered for Good Reason unless you have given notice to the Company of the event constituting Good Reason within ninety (90) days of the initial occurrence thereof, such event has not been cured by the Company within thirty (30) days after written notice thereof to the Company from you, and you resign no later than 180 days after the initial occurrence of such event. Notwithstanding anything to the contrary contained in this Agreement, (1) notice of the Company’s intention not to extend the Agreement shall not be deemed to be Good Reason, and (2) in the event that you are appointed to serve as the Chief Executive Officer of the Company, the appointment of a new President shall not constitute Good Reason.

(d)       Notwithstanding any other provision hereof, any amounts payable to you under this Section 12 during the first six months and one day following the date of your Separation from Service that constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Code”), shall be deferred until the date six months and one day following such Separation from Service (or if earlier, the date of your death) to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled to during the period following the date of Separation from Service if the deferral had not been required. Subsequent payments shall be made in accordance with the dates and terms set forth herein.

13.               Tax Matters; Code Sections 280G and 409A.

(a)        Notwithstanding any other provision of this Agreement, in the event that you become entitled to receive or receive any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company, from any person whose actions result in any change described in Section 280G(b)(2)(A)(i) (a “Section 280G Transaction”) of the Code or from any person affiliated with the Company or such person (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G, if it is determined that, but for this Section 13(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to you either (i) the full amount of the Company Payments (as defined below) or (ii) an amount equal to the Company Payments (as defined below), reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether you would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments, (1) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by you in respect of the receipt of such payments and (2) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)        In the event that Section 13(a) applies and a reduction is required to be applied to the Company Payments thereunder, the Company Payments shall be reduced by the Company in its reasonable discretion in the following order and in a manner that complies with Code Section 409A (as determined by the Company): (i) reduction of any cash payments otherwise payable to you that are exempt from Code Section 409A; (ii) reduction of any cash payments otherwise payable to you that are subject Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (v) reduction of any other payments and benefits otherwise payable to you by the Company on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company. If acceleration of vesting of your stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting. For purposes of this Section 13, the term “Company Payments” means any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company.

(c)        All calculations and determinations under this Section 13, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an accounting firm selected by the Company (the “Accounting Firm”). All determinations made by the Accounting Firm under this Section 13 shall be conclusive and binding on both the Company and you, and the Company shall cause the Accounting Firm to provide its determinations and any supporting calculations with respect to you to the Company and you. The Company shall bear all fees and expenses charged by the Accounting Firm in connection with its services. For purposes of making the calculations and determinations under this Section 13, after taking into account the information provided by the Company and you, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and you shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Section 13.

(d)        The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder, but only to the extent any compensation or benefits provided hereunder are not excepted or excluded from such requirements pursuant to the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulations Section 1.409A-1(b)(9)(iii), or otherwise. In this regard each severance payment under Section 12 of this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from Section 409A and the taxes imposed thereunder. In the event either party reasonably determines any item payable by the Company to the you pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of paragraphs (2), (3) and (4) of Section 409A, or to qualify as excepted or excluded from Section 409A, such party shall notify the other in writing. Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination. The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement and to avoid the inclusion of such item in a tax year before the your actual receipt of such item of income; provided, however, nothing in this Section 13 shall be construed or interpreted to require the Company to increase any amounts payable to you pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial, accounting or tax treatment of the payments to you under this Agreement. Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or commence to be paid before the later of (i) six months after the date of your Separation from Service and (ii) the payment date or commencement date specified in this Agreement for such item.

(e)        All compensation shall be paid on the dates provided herein and no request to accelerate or defer any compensation under this Agreement shall be considered or approved, except as permitted under Code Section 409A. You may not directly or indirectly designate the calendar year of the commencement of any payment hereunder, nor may the parties accelerate, offset or assign any deferred payment, except in compliance with Code Section 409A. Notwithstanding the foregoing, in the event that it is reasonably determined by the Company that, as a result of Code Section 409A, any of the payments that you are entitled to under the terms of this Agreement may not be made at the time contemplated by this Agreement, the Company shall pay such compensation on the first subsequent day permissible under Section 409A, provided that such payment does not result in additional taxes, penalties or interest under Section 409A.

(f)        Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid or provided to you only upon a Separation from Service. In any case where your Separation from Service and the date by which you are required to deliver a release pursuant to Section 12 fall in two separate taxable years, any amount required to be paid to you that is conditioned on the effectiveness of a release and is treated as nonqualified deferred compensation for purposes of Code Section 409A shall be paid in the later taxable year.

(g)        For purposes of this Agreement, "Separation from Service" shall mean a "separation from service" within the meaning of Section 409A(2)(A)(i) of the Code and the underlying Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”

(h)       Notwithstanding any other provision to the contrary, and subject to (and only to the extent permissible under) the requirements of Treasury Regulation Section 1.409A-2(b)(7)(i), the Company, in its sole discretion, may delay payment to you to the extent necessary to avoid application of the deduction limitation under Code Section 162(m).

(i)        The Company may withhold from any amounts payable hereunder all applicable federal, state, local and foreign taxes required to be withheld by applicable laws or regulations. The Company does not guaranty or warrant the tax consequences of this Agreement or any other agreement referenced herein or ancillary thereto, and you are solely responsible for consulting with an accountant, legal counsel or other tax advisor regarding such tax consequences. The Company shall have no obligation to indemnify or hold your harmless from any or all of such liabilities (whether taxes, interest or penalties).

14.               Term. Subject to the termination provisions of Section 12 above, the term of this Agreement shall commence on the Effective Date and end on December 31, 2028 (“Termination Date”). This Agreement shall automatically be extended for additional one-year terms beyond the Termination Date (the “Extended Termination Date”) or the then current Extended Termination Date unless at least six (6) months prior to the Termination Date or the then current Extended Termination Date, you or the Company shall have given written notice that you or it do not wish to extend the Agreement. Notwithstanding anything to the contrary contained in this Agreement, notice of the Company’s intention not to extend the Agreement shall not be deemed to be a termination of you without Cause and shall not constitute Good Reason for you to terminate.

15.               Trade Secrets/Confidentiality. You hereby acknowledge that, as a result of your position with the Company, the Company will give you access to the Company’s proprietary and confidential information and trade secrets. Therefore, as a condition of your employment and the Company’s disclosing such proprietary and confidential information to you, you agree to sign and be bound by a Trade Secrets/Confidentiality Agreement. If you have any proprietary materials, documents, electronic data or other proprietary information of your former employer(s) in your possession, you must return all originals and copies of such proprietary information, including any copies of electronically stored information from your former employers’ computer systems, email, or other electronic storage devices, and must not retain any such copies before your start date with the Company. The Company also prohibits you from disclosing or using any proprietary or confidential information of any former employer in the course of your employment with the Company or from sharing any such proprietary materials or information with anyone at the Company.

16.               Additional Covenants. In addition to your obligations under the Trade Secrets/Confidentiality Agreement referenced in Section 15 above, you agree as follows:

(i)       You understand and agree that in the course of employment with the Company, you will obtain access to and/or acquire Company trade secrets, including confidential information, which are solely the property of the Company. Therefore, to protect such trade secrets, you promise and agree that during the term of this Agreement, and for a period thereafter equal to the greater of (1) one year or (2) the period during which you are entitled to receive Periodic Payments under Section 12(b), you will not actively solicit or assist or instruct others in soliciting any employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company. The Company acknowledges in this regard that its customers, landlords and suppliers do have existing relationships and likely will have future relationships with the Company’s direct and indirect competitors in the restaurant industry in the ordinary course of their activities. For purposes of this Section 16(a), “solicit” shall not include general advertisements or other communications in any media not targeted specifically at such employees, customers, franchisees, landlords, or suppliers, and any responses by such persons thereto.

(ii)        Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which you are a party or witness, you will not make any disparaging remarks regarding the Company at any time during or after the termination of your employment with the Company.

17.               Indemnity. The Company shall to the fullest extent permitted by law, indemnify and hold you harmless from costs, expense or liability arising out of or relating to any acts or decisions made by you in the course of your employment to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies and indemnification agreements. This indemnity shall include, without limitation, advancing your attorneys’ fees to the fullest extent permitted by applicable law.

18.               Arbitration Agreement. As a condition of your employment, you agree to sign and be bound by a Mutual Arbitration Agreement, pursuant to which you and the Company will resolve any disputes that arise between you and the Company about your employment, to the extent permitted by law. The prevailing party in any such dispute will be entitled to receive from the non-prevailing party their reasonable attorneys’ fees incurred by the prevailing party in connection with such dispute.

19.               Company Policies. You understand and agree that, as an executive officer of a publicly traded company subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and the listing and other requirements of applicable securities exchanges, you will be subject to and agree to abide by Company policies applicable to executive officers and, if applicable, directors, of the Company as in effect from time to time (including, without limit, insider trading policies, the BJ’s Restaurants, Inc. Restaurant Support Center Handbook, and Code of Integrity, Ethics and Conduct, copies of which have been provided to you) (collectively, the "Company Policies"). You acknowledge and agree that such Company Policies and the application thereof to you and other officers and/or directors of the Company shall not constitute grounds for a Good Reason termination by you. Notwithstanding anything to the contrary contained in this Agreement, any performance-based compensation paid to you under this Agreement shall be subject to the Company’s Compensation Clawback Policy and any related requirements under applicable law.

20.               Entire Understanding of Agreement. By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between the parties concerning the terms of your employment and supersede all prior representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the terms of your employment by the Company. All such prior representations, understandings and agreements, both oral and written, are hereby terminated. However, nothing in this paragraph is intended to, nor does it, affect additional written agreements entered into by the parties contemporaneous with or subsequent to this agreement, including, without limitation, the Trade Secrets/Confidentiality and Arbitration Agreement referenced in Sections 15 and 18 above. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

21.               At Will Employment. Subject to the terms and provisions of this Agreement, your employment with the Company is not for any specific period of time and is “at will.” This means that both you and the Company reserve the right to terminate the employment relationship at any time, with or without notice, for any or no particular reason or cause. While the terms of your employment and compensation may change from time to time, the “at-will” nature of your employment with the Company will not and cannot change.

22.               Severability. If any provision contained in this letter is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

23.               Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

The terms of this offer of employment expire in ten (10) days from the date hereof. Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me as soon as possible.

We are excited to bring you onto the BJ’s team! Please do not hesitate to call me if you have any questions.

Sincerely,
BJ’s Restaurants, Inc.

/s/ LEA ANNE OTTINGER
Lea Anne Ottinger
Chair of the Board, BJ’s Restaurants, Inc.

I accept the above offer of employment with BJ’s Restaurants, Inc. on the terms described in this letter:

/s/ LYLE TICK	08-23-24
Lyle Tick	Date